Exhibit B-1(c)

Registered No. 1313782


                        PRIVATE COMPANY LIMITED BY SHARES





                            MEMORANDUM OF ASSOCIATION
                                       OF
                                E.ON UK LIMITED/1

       (incorporating amendments applicable on the re-registration of the company as private, 29 January 2003)



1.   The name of the company is E.ON UK Limited.

2.   The registered office of the company will be situated in England.

3.   The objects for which the company is established are:

     (a) (1) To carry on in the United Kingdom arid elsewhere the business of holding, managing, controlling and co-ordinating the administration of companies, corporations, undertakings, partnerships, firms and persons, individually or in groups and to carry on business as an investment and holding company and, for that purpose, to purchase or otherwise acquire any estate or interest in any lands, buildings, shares, stocks, debentures, debenture stock, bonds, obligations, securities and any other property rights or estates of any kind whatsoever and to hold and from time to time to vary or dispose of any such investments and otherwise invest and deal with the moneys of the company and to purchase, take on lease, hire or otherwise acquire any property or other assets whatsoever, fixed or moveable, real or personal and to render to companies, corporations, undertakings, firms and persons managerial, secretarial, accountancy and administrative services


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1 The company was incorporated on 13th May, 1977 under the name "N.E.C.
(ELECTRONICS) LIMITED and its name was subsequently changed to "THAME MICRO-ELECTRONICS LIMITED" pursuant to a Special Resolution passed on 19th June, 1981, "AMBAR SYSTEMS LIMITED" pursuant to a Special Resolution passed on 6th June, 1963, "WYLE SYSTEMS LIMITED" pursuant to a Special Resolution passed on 20th April, 1999, "E.ON UK LIMITED" pursuant to a Special Resolution passed on 2nd July, 2001 and "E.ON UK PUBLIC LIMITED COMPANY" pursuant to a Special Resolution passed on 17th October, 2001.


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Exhibit B-1(c)


               of all kinds and to act as managers, secretaries, cashiers, accountants, agents, factors, trustees and administrators; to engage and hire professional, clerical, manual and other staff and employees, and to enter into agreements with such staff and employees with a view to allocating their services to any person, firm or company requiring them; to provide or procure the provision by others of any service, need or requirement of any business nature required by any person, firm or company in or in connection with any business carried on by them; and to promote and carry through amalgamations, unions of interest, rationalisation and reconstruction schemes, schemes for mutual assistance or co-operation and arrangements of all and every kind of, for or concerning companies, corporations, undertakings, firms and persons, and to carry on any other business which is capable of being conveniently carried on in connection with any of these objects.

          (2) To carry on business as a general commercial company and to carry on any trade or business whatsoever.

     (b) To carry on any other business whether manufacturing or otherwise which may seem to the company capable of being conveniently carried on in connection with the above or calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the company.

     (c) To acquire and undertake the whole or any part of the business, property, and liabilities of any person or company carrying on or proposing to carry on any business which the company is authorised to carry on or possessed of property suitable for the purposes of the company or which can be carried on in conjunction therewith or which is capable of being conducted so as directly or indirectly to benefit the company.

     (d) To apply for, purchase, or otherwise acquire, and protect and renew in any part of the world any patents, patent rights, brevets d'invention, trade marks, designs, licences, concessions, and the like, conferring any exclusive or non exclusive or limited right to their use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the company, or the acquisition of which may seers calculated directly or indirectly to benefit the company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired, and to expend money in experimenting upon, testing or improving any such patents inventions or rights.

     (e) To amalgamate, enter into partnership or into any arrangement for sharing profits, union of interest, co-operation, joint adventure or reciprocal concession, or for limiting competition with any person or company carrying on or engaged in, or about to carry on or engage in, any business or transaction which the company is

Exhibit B-1(c)


          authorised to carry on or engage in, or which can be carried on in conjunction therewith or which is capable of being conducted so as directly or indirectly to benefit the company.

     (f) To enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise, or any person or company that may seem conducive to the objects of the company, or any of them, and to obtain from any such government, authority, person or company any rights, privileges, charters, contracts, licences and concessions which the company may think it desirable to obtain, and to carry out, exercise and comply therewith.

     (g) To establish or promote or concur in establishing or promoting any company or companies for the purpose of acquiring all or any of the property, rights and liabilities of the company or for any other purpose which may seem directly or indirectly calculated to benefit the company and to place or guarantee the placing of, underwrite, subscribe for or otherwise acquire all or any part of the shares, debentures or other securities of any such company.

     (h) To purchase its own shares; to subscribe for, take, or otherwise acquire, and hold shares, stock, debentures, or other securities of any other company.

     (i) To invest and deal with the moneys of the company not immediately required in any manner.

     (j) To lend and advance money or give credit to such persons or companies and on such terms as may seem expedient, and in particular to customers and others having dealings with the company, and to guarantee the performance of any contract or obligation and the payment of money of or by any such. person or companies and generally to give guarantees and indemnities.

     (k) To receive money on deposit or loan and borrow or raise money in such manner as the company shall think fit, and in particular by the issue of debentures, or debenture stock (perpetual or otherwise) and to secure the repayment of any money borrowed, ;raised or owing by mortgage, charge or lien upon all or any of the property or assets of the company (both present and future), including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the company or any other person or company of any obligation undertaken by the company or any other person or company as the case may be.

     (l) To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, hills of lading, warrants, debentures, and other negotiable or transferable instruments.

     (m) To pay out of the funds of the company all expenses which the company may lawfully pay with respect to the formation and registration of the company, or the issue of its capital, including brokerage and commissions for obtaining applications for or taking, placing or underwriting or


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Exhibit B-1(c)


          procuring the underwriting of shares, debentures or other securities of the company.

     (n) To pay for any rights of property acquired by the company, and to remunerate any person or company whether by cash payment or by the allotment of shares, debentures or other securities of the company credited as paid up in full or in part or otherwise.

     (o) To establish and maintain or procure the establishment and maintenance of any contributory or non contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances, or emoluments to any persons who are or were at any time in the employment or service of the company, or of any company which is a subsidiary of the company or is allied to or associated with the company or with any such. subsidiary company, or who are or were at any time directors or officers o(pound)the company or of any such other company as aforesaid, and the wives, widows, families and dependants of any such persons, and also establish and subsidise and subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well being of the company or of any such other company as aforesaid., and make payments to of towards the insurance of any such person as aforesaid and do any of the matters aforesaid, either alone or in conjunction with any such other company as aforesaid.

     (p) To purchase, take on lease or in exchange, hire or otherwise acquire any real and personal property and any rights or privileges which the company may think necessary or convenient for the purpose of its business, or may enhance the value of any other property of the company.

     (q) To build, construct, alter, maintain, enlarge, pull down, remove or replace, and to work, manage and control any buildings, offices, factories, mills, shops, machinery, engines, roadways, tramways, railways, branches or sidings, bridges, reservoirs, watercourses, wharves, electric works, and other works and conveniences which may seem calculated directly or indirectly to advance the interests of the company, and to join with any other person or company in doing any of these things.

     (r) To improve, manage, develop, grant rights or privileges in respect of or otherwise deal with, all or any part of the property and rights of the company.

     (s) To vest any real or personal property, rights or interest acquired by or belonging to the company in any person or company on behalf of or for the benefit of the company, and with or without any declared trust in favour of the company.

     (t) To sell, lease, mortgage or otherwise dispose of the property, assets or undertaking of the company or any part thereof for such consideration as


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Exhibit B-1(c)


          the company may think fit, and in particular for shares, stock, debentures, or other securities of any other company whether or not having objects altogether or in part similar to those of the company.

     (u) To distribute among the members in specie any property of the company, or any proceeds of sale or disposal of any property of the company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

     (v) To procure the company to be registered or recognised in any part of the world outside the United Kingdom.

     (w) To act as agents or brokers and as trustees for any person or company and to undertake and perform sub-contracts and to do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors, or otherwise, and either alone or jointly with others, and either by or through agents, sub-contractors, trustees or otherwise.

     (x) To invest money of the company in any investments and to hold, sell or otherwise deal with investments or currencies or other financial assets.

     (y) To the extent permitted by law, to give financial assistance for the purpose of the acquisition of shares of the company or any company which is at the relevant time the company's holding company or subsidiary or another subsidiary of any such holding company or for the purpose of reducing or discharging a liability incurred for the purpose of such an acquisition.

     (z) To cease carrying on or to wind up any business or activity of the company, and to cancel any registration of and to wind up or procure the dissolution of the company in any state or territory.

     (aa) To carry on any other activity and do anything of any nature which in the opinion of the board of directors of the company is or may be capable of being conveniently carded on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the company's undertaking property or assets or otherwise to advance the interests of the company or of its members.

     (bb) To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them,

          And it is hereby declared that

          (a) the word "company" in this clause, except where used in reference to this company, shall be deemed to include any partnership or


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Exhibit B-1(c)


               other body of persons, whether corporate or unincorporate, and whether domiciled in the United Kingdom or elsewhere, and

          (b) the objects specified in each of the paragraphs of this clause shall be regarded as independent objects, and accordingly shall in no wise by limited or restricted (except where otherwise expressed in such paragraphs) by reference to or inference from the terms of any other paragraph or the name of the company, but may be carried out in as full and ample a manner and construed in as wide a sense as if each of the said paragraphs defined the objects of a separate and distinct company.

4.   The liability of the members is limited.

5. The share capital of the company is (pound)1,000,000,000 divided into shares of (pound)l each/2.

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2 The company was incorporated with an authorised share capital of (pound)100 divided into 100 shares of (pound)1 each. The authorised share capital of the company was increased to (pound)50,000 divided into 50,000 shares of (pound)1 each pursuant to a special resolution passed on 6th June, 1983. The authorised share capital was increased to (pound)500,000 divided into 500,000 shares of (pound) 1 each pursuant to an ordinary resolution passed on 2nd July, 2001. The authorised share capital was increased to (pound)1,000,000,000 divided into 1,000,000,000 shares of (pound)1 each pursuant to an ordinary resolution passed on 30th July, 2001. The authorised share capital was increased to (pound)5,300,000,000 divided into 5,300,000,000 shares of (pound)1 each pursuant to an ordinary resolution passed on 20 February, 2002.